U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 23, 2008

NUCLEAR SOLUTIONS, INC.
(Exact Name of registrant as specified in its Charter)

Nevada	0-31959	88-0433815
(State of Incorporation)	Commission File No.	(IRS Employer Identification No.)

5505 Connecticut Ave., N.W. Ste.191, Washington,D.C.		20015
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, (202) 787 - 1951

(Registrant’s former name and address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officer

On July 23, 2008, Jack Young, Vice President of Nuclear Solutions, Inc. and President of our subsidiary, Fuel Frontiers, Inc., tendered his resignation from both executive officer positions. He did not provide any details surrounding the reason for his resignation.

Appointment of Officer

On July 24, 2008, the board of directors appointed David C. Maland, 52, to succeed Mr. Young as President of Future Fuels, Inc. (FFI). Mr. Maland has been an independent business consultant for the last five years.

Mr. Maland joins FFI with over 25 years of experience in business development, within the Energy, Agricultural, and Technology industries. His career has spanned leadership positions in Sales, Marketing, Operations, Logistics and Executive Management. Mr. Maland’s ability to effectively manage fast growing business has placed one organization on the “INC 100 List” of fastest growing companies on two consecutive years. As a Business Consultant this experience brought him clients from fortune 500 to start-ups, on three continents. He has worked with diverse industries including Energy, Steel, Technology and Building, reinvigorating or growing revenue with programs for Marketing and Sales, New Market Evaluations, Venture Financing along with the corresponding business plans.

Mr. Maland has worked with Mr. Young in developing FFI business and economic performance models and in taking the lead in the critical Kentucky coal-to-liquid fuels (CTL) program. Mr. Maland has 17 years in transportation, distribution and marketing of propane gas and has a background in large-scale project information and management systems.

During the past two years, Mr. Maland has been a consultant to FFI. He has been compensated for his services in Nuclear Solutions’ common stock. We paid Mr. Maland as follows: (1) 68,181 shares valued at $48,000 on February 7, 2006, (2) 193,246 shares valued at $148,800 on December 1, 2006, (3) 268,466 shares valued at $94,500 on October 1, 2007 and; (4) 739,890 shares valued at $201,250 on April 1, 2008 valued at $ 201,250 dollars. To date, we have not issued or delivered the April 1, 2008 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 28, 2008	Nuclear Solutions, Inc.

/s/ Patrick Herda
By: Patrick Herda
Title: President